EXHIBIT 10.2

FRESH DEL MONTE PRODUCE INC.

PERFORMANCE INCENTIVE PLAN FOR SENIOR EXECUTIVES

EFFECTIVE JANUARY 1, 2001

AMENDED MAY 5, 2010

THE PLAN

Fresh Del Monte Produce Inc., a Cayman Islands corporation (the “Company”), established the Performance Incentive Plan for Senior Executives effective on January 1, 2001 (the “Plan”).  The Board approved and amended the Plan on March 3, 2010, subject  to stockholders approval, which was obtained on May 5, 2010.

1.        PURPOSE

The purpose of this Plan is to advance the interests of the Company by providing a means to pay performance-based short-term incentive compensation to those employees upon whose judgment and efforts the Company is largely dependent for the successful achievement of its annual business goals.  The effectiveness of this Plan (as Amended) was approved by the Company’s stockholders at the May 5, 2010 Annual Meeting.

2.        DEFINITIONS

As used in this Plan and in connection with any Award, the terms set forth below shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

(a) “Award” means the opportunity to earn compensation under this Plan, subject to the achievement of one or more Performance Goals and such other terms and conditions as the Committee may impose.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended, and regulations and rulings thereunder.  References to a particular section of, or rule under, the Code shall include references to successor provisions.

(d) “Committee” has the meaning specified in Section 3(a).

(e) “Disaffiliation” of a subsidiary means the subsidiary’s ceasing to be a subsidiary of the Company for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the subsidiary).

(f) “Participant” means any employee of the Company or its subsidiaries who has been granted an Award that remains outstanding.

(g) “Performance Goal” means those goals and measures selected by the Committee for each Participant and each Performance Period, as described in Section 5(b).

(h) The “Performance Period” for an Award means the Company’s fiscal year to which the Performance Goals relate.

(i) “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

(j) “Subsidiary” has the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

(k) “Substantial Subsidiary” means Del Monte Fresh Produce Company, Del Monte Fresh Produce N.A., Inc., Del Monte Fresh Produce International, Inc., Compañia de Desarrollo Bananero de Guatemala, S.A., Corporacion de Desarrollo Agricola Del Monte S.A., Del Monte Fresh Produce (Chile) S.A., and such other subsidiaries of the Company as the Board may from time to time determine.

EXHIBIT 10.2

(l) “Termination of Employment” of a Participant means the termination of the Participant’s employment with the Company and its Subsidiaries.  A Participant employed by a Substantial Subsidiary also shall be deemed to incur a Termination of Employment if there occurs a Disaffiliation of that Substantial Subsidiary, unless either (i) the Participant is, immediately after the Disaffiliation, an employee of the Company or one of the remaining Substantial Subsidiaries, or (ii) in connection with the Disaffiliation, the Awards held by the Participant are assumed, or replaced with new awards, by the former Substantial Subsidiary or an entity that controls the former Substantial Subsidiary following the Disaffiliation.

3.        ADMINISTRATION

(a) This Plan shall be administered by the Compensation Committee of the Board, or such other committee consisting of two or more “outside directors” (as defined or interpreted for purposes of the Section 162(m) Exemption) as is appointed by the Board (the “Committee”).  The Committee shall have full and final authority, in its discretion, but subject to the express provisions of this Plan and subject to ratification by the board of directors, to establish the terms and conditions of Awards, to determine the extent to which Awards are actually earned pursuant to their terms and the amounts to be paid, either in cash or otherwise, to interpret this Plan and to make all determinations necessary or advisable for the administration of this Plan.  The Committee may delegate any or all of its administrative duties and responsibilities under this Plan to any individual or group of individuals it deems appropriate, but no such delegation shall be made to the extent it would cause an Award not to qualify for the Section 162(m) Exemption.

(b) Prior to payment, the Committee shall certify in writing that the Performance Goals and any other material terms of the Awards were in fact satisfied.  For this purpose, approved minutes of the Committee meeting in which the certification is made are treated as written.

(c) The determination of the Committee on all matters relating to this Plan and all Awards shall be made in its sole discretion, and shall be conclusive and final.  No member of the Committee or any delegate of the Committee shall be liable for any action or determination made in good faith with respect to this Plan or any Award.

4.        ELIGIBILITY; MAXIMUM AWARDS; PAYMENT OF AWARDS

(a) Awards may be granted to any employee of the Company or its subsidiaries who (i) is a direct report of the President and Chief Operating Officer of the Company, (ii) has a position title of Sr. Vice President or Executive Vice President, (iii) has accountability and responsibility for a major business or function of the Company on a global or regional basis, and (iv) has entered into a non-compete agreement with the Company with a term of at least twelve (12) months following a Termination of Employment.

(b) The maximum Award that can be made to any one Participant with respect to each Performance Period shall be an amount equal to the lesser of (i) 50% of the Participant’s base pay and (ii) $1,000,000.

(c) Awards shall be payable as soon as practicable following the written certification thereof by the Committee for such Performance Period or at such time as the Committee may determine, but in no event later than two and one-half months following the end of the Performance Period.  Participants must be employed on the date of payment in order to receive such Award.

(d) Awards may be paid, in whole or in part, in cash, in the form of stock-based awards (other than options) made under the Company’s 1999 Share Incentive Plan, as amended from time to time and any successor plan, or in any other form prescribed by the Committee, and may be subject to such additional restrictions as the Committee, in its sole discretion, shall impose.  Where Awards are paid in property other than cash, the value of such Awards, for purposes of the Plan, shall be determined by reference to the fair market value of the property on the date of the Committee’s certification required by Section 3(b). For this purpose, the fair market value of shares of common stock of the Company on a particular date shall equal the “Fair Market Value” (as determined under the 1999 Share Incentive Plan) of such shares on that date.

5.        ESTABLISHMENT OF AWARDS

(a) In connection with the grant of each Award, the Committee shall, in writing, by resolution of the Committee or other appropriate action, not later than 90 days after the commencement of the Performance Period to which the performance goals relate, (i) determine the Performance Goal(s) applicable to such Award, (ii) establish the formula for determining the amounts payable based upon achievement of the applicable Performance Goals, (iii) specify the consequences for the Award of the occurrence of a change in control during the Performance Period, and (iv) establish such other terms and conditions for the Award as it may deem appropriate.

EXHIBIT 10.2

(b) Performance Goals may take the form of absolute goals or goals relative to the performance of one or more other companies or of an index covering multiple companies.  In establishing Performance Goals, the Committee may specify that there shall be excluded the effect of restructuring charges, discontinued operations, extraordinary items, cumulative effects of accounting changes, and other unusual or nonrecurring items, and asset impairment and the effect of foreign currency fluctuations, in each case as those terms are defined under generally accepted accounting principles and provided in each case that such excluded items are objectively determinable by reference to the Company’s financial statements, notes to the Company’s financial statements and/or management’s discussion and analysis in the Company’s financial statements.  The formula established by the Committee shall be based upon one or more of the following performance goals, individually or in combination, adjusted in such manner as the Committee shall determine: before or after tax net income; earnings per share; book value per share; stock price; return on stockholder’s equity; expense management; improvements in capital structure, profitability of an identifiable business unit or product (including return on investment on new business acquisitions or growth and expansion activities for the year); business growth (percent increase in revenue from year to year); before or after tax profit margins; budget comparisons; total return to stockholders; market share (percent shares the Company has captured in the market); increase in production volume (percent of increase from year to year); increase in productivity yield per acreage; percent of decrease in production costs; customer satisfaction based on a third party survey; decrease costs of delivery of service (e.g. freight costs, costs of loans, reduction of inventory); decrease turnaround time for servicing requests or processing information (e.g. number of days closing, numbers of days accounts payables turnaround time); identification of ways to cut down costs on a long term basis; implementation of new systems, processes, procedures to accomplish better efficiency, reduce current costs, provide better management information reports; implementation of improvements in area of accountability and responsibility that has great impact on the management of the business; the relative performance of the Company against a peer group of companies on any of the measures above.  Performance goals may relate to individual performance, Company performance or business unit performance.

(c) A Participant may not receive payment for an Award unless applicable Performance Goal(s) have been achieved and such results have been certified by the Committee in accordance with Section 3(b).

(d) The Committee shall have the right to decrease, but not increase, the amount payable pursuant to an Award, irrespective of the achievement of Performance Goals, in its sole discretion at any time and for any reason prior to the certification of the payment by the Committee.

6.        NON-TRANSFERABILITY

Awards shall not be assignable or transferable other than by will or the laws of descent and distribution.

7.        WITHHOLDING TAXES

The Company may withhold or cause to be withheld from any or all payments under this Plan such amounts as are necessary to satisfy all U.S. federal, state and local withholding tax requirements related thereto.

8.        FUNDING

The Company shall not be required to fund, or otherwise segregate assets to be used for payment of, benefits under this Plan.

9.        NO EMPLOYMENT RIGHTS

Neither the establishment of this Plan, nor the granting of any Award, shall be construed to (a) give any Participant the right to remain employed by the Company or any of its subsidiaries or to any benefits not specifically provided by this Plan or (b) in any manner modify the right of the Company or any of its subsidiaries to modify, amend, or terminate any of its employee benefit plans.

10.      NON-UNIFORM DETERMINATIONS

The Committee’s determinations under this Plan need not be uniform, and may be made by the Committee selectively among individuals who receive, or are eligible to receive, Awards (whether or not such individuals are similarly situated).  Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, to enter into non-uniform and selective Award agreements as to the terms and conditions of Awards.

EXHIBIT 10.2

11.      AMENDMENT OF THIS PLAN AND AWARDS

The Board may from time to time in its discretion amend or modify this Plan or Awards and the Board or the Committee may from time to time amend Awards, in each case without the approval of the stockholders of the Company provided that (a) the Plan may not be materially amended without the approval of the Company stockholders and (b) except as provided in the next sentence and as provided in Section 5(d), no such amendment shall materially decrease the value of any previously granted Award without the consent of the Participant, in each case, unless required by law.  In no event may any Award be amended in any manner that would cause it to cease to qualify for the Section 162(m) Exemption.

12.      TERMINATION OF THIS PLAN

This Plan shall terminate immediately before the first meeting of the Company’s stockholders that occurs during the calendar year 2015 or at such earlier time as the Board may determine.  Any termination, whether in whole or in part, shall not affect any Award then outstanding under this Plan.

13.      CONTROLLING LAW

The law of the state of Florida, except its law with respect to choice of law, shall be controlling in all matters relating to this Plan.

14.      SECTION 409A

All provisions of the Plan are meant to be exempt from compliance with Section 409A of the Code, to the maximum extent permitted pursuant to Section 1.409A-1(b)(4), or otherwise, and in all other respects to comply with Section 409A of the Code.  Accordingly, all provisions of the Plan shall be construed in a manner consistent with avoiding taxes or penalties under Section 409A of the Code.  If any provision of this Plan would cause a Participant to incur any additional tax or interest under Section 409A of the Code, the Company shall reasonably cooperate with that Participant to reform such provision to comply with Section 409A of the Code to the extent permissible by applicable law; however, nothing herein shall require the Company to provide any Participant with a gross-up for any tax, interest or penalty incurred by such Participant under Section 409A of the Code.

15.      RETURN OF OR REDUCTION IN THE AWARD

In the event that following the end of the Performance Period, it is determined by the Committee and ratified by the Board that an Award was, in whole or in part, based on incorrect data (including financial results which pursuant to applicable laws, rules, regulations or applicable accounting principles are required to be restated), the Participant shall return to the Company the overpayment amount, where the overpayment amount shall be equal to the Award distributed to the Participant, reduced by the Award the Participant would have received had the correct data been used in the calculation of the Award.  The determinations made by the Committee and ratified by the Board pursuant to this Section shall be conclusive and binding on the Participant unless reached in an arbitrary and capricious manner.